For More Information, Please call:
Bernadette Sohler, Communications Director
(732) 634-1500

MIDDLESEX WATER COMPANY REPORTS 2004 EARNINGS

        ISELIN, NEW JERSEY, March 7, 2005 - Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services in New Jersey and Delaware, today reported earnings of $8.2 million, or $0.74 per basic share, for the year ended December 31, 2004, compared with $6.4 million, or $0.61 per basic share, in 2003. On a fully diluted basis, earnings per share were $0.73 for 2004 compared to $0.61 per share in 2003.

2004 Operating Results

        Consolidated operating revenues for the twelve months ended December 31, 2004 rose to $71.0 million, up 10.7% over 2003 revenues of $64.1 million. The increase in revenues was primarily due to base rate increases implemented during 2004, customer growth in the Company’s Delaware service territories and meter installations through a meter services venture. In 2004, operating expenses increased by $5.3 million, up 10.0%, mostly due to increased payroll and employee benefit costs, corporate governance expenses and meter installation costs.

Company Pays Quarterly Dividend

        Middlesex Water paid a quarterly dividend of $0.1675 per share on the Common Stock on March 1, 2005, to stockholders of record as of February 15, 2005. The Company has paid cash dividends in varying amounts continually since 1912 and the dividend has been increased in each year since 1973. Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common Stock.

About Middlesex Water Company

        Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. T he Company and its New Jersey subsidiaries -- Pinelands Water Company, Pinelands Wastewater Company and Bayview Water Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company operates the water and wastewater utilities for the City of Perth Amboy through its subsidiary, Utility Service Affiliates (Perth Amboy) Inc. Middlesex Water also provides contract operations services and a service line maintenance program through its non-regulated subsidiary, Utility Service Affiliates, Inc. The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and the newly created Tidewater Environmental Services Inc., formed in late December 2004, are subject to the regulations of the Public Service Commission in Delaware. These companies are also subject to various Federal and State regulatory agencies concerning water quality standards. White Marsh Environmental Systems, Inc. operates small wastewater systems under contract on a non-regulated basis in Delaware.

        For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Certain matters discussed in this press release are "forward-looking statements" regarding the Company's results of operations and financial position. Such statements address future plans, objectives, expectations and events concerning various matters such as capital expenditures, earnings, litigation, growth potential, rates, regulatory matters, liquidity, capital resources and accounting matters. Actual results in each case could differ materially from those currently anticipated in such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MIDDLESEX WATER COMPANY
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2004	2003

Operating Revenues	$70,991,146	$64,111,214

Operating Expenses:
Operations	36,519,355	32,666,099
Maintenance	3,464,036	3,529,113
Depreciation	5,846,191	5,362,727
Other Taxes	8,228,354	7,815,918
Income Taxes	3,814,418	3,237,218

Total Operating Expenses	57,872,354	52,611,075

Operating Income	13,118,792	11,500,139

Other Income (Expense):
Allowance for Funds Used During Construction	606,019	315,919
Other Income	221,950	131,499
Other Expense	(32,676)	(89,931)

Total Other Income, net	795,293	357,487

Interest Charges	5,468,576	5,227,030

Net Income	8,445,509	6,630,596

Preferred Stock Dividend Requirements	254,786	254,786

Earnings Applicable to Common Stock	$8,190,723	$6,375,810

Earnings per share of Common Stock:
Basic	$0.74	$0.61
Diluted	$0.73	$0.61

Average Number of
Common Shares Outstanding :
Basic	11,079,835	10,475,295
Diluted	11,422,975	10,818,435

Cash Dividends Paid per Common Share	$0.663	$0.649